Exhibit (a)(5) Report of Eligible Option Grants

OPTION EXCHANGE PROGRAM

REPORT OF ELIGIBLE OPTION GRANTS

Personal and Confidential

[Employee Name]

[Employee Address]

[Employee Address]

The following table lists your outstanding, unexercised options that, as of February 14, 2003, are eligible for the Option Exchange Program described in the Offer to Exchange of Cree, Inc. dated February 14, 2003. If you elect to participate, all of these options will be canceled and new options will be granted in the amounts indicated in accordance with and subject to the terms and conditions of the Offer to Exchange:

Option Number	Grant Date	Plan	Options Granted	Exercise Price	Exchange Ratio	New Options to be Granted

ESO = Amended and Restated Equity Compensation Plan

2001 = Fiscal 2001 Stock Option Bonus Plan

NQ01 = 2001 Nonqualified Stock Option Plan

This Report of Eligible Option Grants was prepared in connection with Cree’s Offer to Exchange dated February 14, 2003. If you have any questions about this information, please contact the

Stock Plan Help Desk by telephone at (919) 313-5800, by e-mail addressed to

stockplan_helpdesk@cree.com, or by mail addressed to

Stock Plan Administrator, Cree, Inc.,

4600 Silicon Drive, Building 10, Durham, NC 27703.